Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos:333-61054, 333-43790, 333-112361, and 333-12179 on From S-3, and Registration Statement Nos. 333-82283 and 333-16935 each on Form S-8, of our report dated February 17, 2006 relating to the consolidated financial statements of BriteSmile Inc. and Subsidiaries as of December 31, 2005 and for the fifty three weeks period then ended appearing in this Annual report on Form 10-K of BriteSmile Inc. and Subsidiaries for the fifty three weeks period ended December 31, 2005.

/s/ Stonefield Josephson Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles , California

April 17,2006